Exhibit 10.1

SECOND AMENDMENT TO TRI-POINTE OFFICE LEASE

THIS SECOND AMENDMENT TO TRI-POINTE OFFICE LEASE (“Second Amendment”) is made and entered into this 5th day of June, 2012 (“Effective Date”) by and between Tri Pointe Tucson, LLC, a California limited liability company (“Landlord”) and Scientific Learning Corporation, a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant executed that certain Tri-Pointe Office Lease dated April 5, 2006, as amended by the First Amendment to Lease dated February 28, 2008, (collectively the “Lease”), for those premises located at 6367 E. Tanque Verde Road, Suite 10, Tucson, Arizona (the “Demised Premises”).

WHEREAS, the Lease Term currently expires May 31, 2013;

WHEREAS, the parties desire to amend the Lease to reflect: (i) an extension of the Lease Term; (ii) a relocation of Tenant’s Demised Premises and expansion of the square footage of the Demised Premises; (iii) a modification of Tenant’s Base Rent schedule; and (iv) various other terms as set forth below.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           LEASE TERM:  The Lease Term is hereby extended for a period of fifty-one (51) months commencing June 1, 2013 and ending August 31, 2017 (the “Extension Term”).

2.           DEMISED PREMISES.   On September 1, 2012 (the “Expansion Date”), Tenant shall  vacate 6367 E. Tanque Verde Rd., Suite 10 consisting of approximately 6,167 rentable square feet, and Tenant shall relocate its business and occupy 6375 E. Tanque Verde Rd., Suite 200, (the “Expansion Space”), consisting of approximately 10,823 rentable square feet, as further depicted on Exhibit “A” attached hereto.  From and after the Expansion Date, the Expansion Space shall be the Demised Premises for the duration of the Lease Term, including the Extension Term.

3.           EARLY OCCUPANCY.  Tenant may occupy the Expansion Space prior to the Expansion Date upon Landlord’s completion of the improvements to the Expansion Space described in Section 7 of this Second Amendment, subject to all of the provisions of the Lease.  Notwithstanding anything to the contrary in the Lease, during the early occupancy period, Tenant shall not be required to pay Monthly Base Rent and or any other charges specified in this Lease.  Early occupancy of the Expansion Space by Tenant shall not advance the Termination Date of this Lease.

4.           BASE RENT:  Commencing on the Expansion Date, Base Rent for the Demised Premises shall be payable to Landlord, without offset or deduction, in monthly installments plus applicable tax, if any, for the following periods as follows:

Tri Pointe - Scientific Learning Second Amendment

Period	Base Annual Rent (approx. per leasable square foot)	Base Monthly Rent (payable in monthly installments)
9/01/2012– 8/30/2013	$19.50	$17,587.38
9/01/2013 – 8/30/2014	$19.99	$18,027.06
9/01/2014 – 8/30/2015	$20.49	$18,477.74
9/01/2015 – 8/30/2016	$21.00	$18,939.68
9/01/2016 – 8/30/2017	$21.52	$19,413.17

During the Extension Term, in addition to Base Rent, Tenant shall continue to pay all other amounts due under the Lease, including but not limited to Tenant’s share of Operating Costs, Utility Costs and Taxes.

5.           TENANT’S SHARE OF OPERATING COSTS.  From and after the Expansion Date and continuing through the Extension Term, , Section 1L of the Lease is hereby amended to increase Tenant’s share of the total leasable area of Tri-Pointe Plaza from 4.04% to  7.09% and this percentage shall be used to calculate Tenant’s share of any increase in Operating Costs, Utility Costs and Taxes over Tenant’s Base Year.

6.           BASE YEAR. From and after the Expansion Date, the Base Year set forth in Section 1K of the Lease is hereby changed to 2012.  Thereafter, all future calculations of Tenant’s share of increases in Operating Costs, Utility Costs and Real Estate Taxes shall be based upon the Base Year of 2012.

7.           TENANT IMPROVEMENTS.  Prior to the Expansion Date, Landlord shall, at Landlord’s sole cost and expense, provide the following improvements to the Demised Premises, as more particularly set forth on the floor plan attached hereto as Exhibit “A”:

a.	Divide offices with building standard wall system along perimeter of Premises.
b.	Provide additional glass wall and system as needed to complete office divisions.
c.	Provide and install Building Standard interior doors.
d.	Paint the interior of the Premises. Color to be determined by Tenant.
e.	Professional clean, or replace as needed, existing interior carpeting.
f.	Deliver all existing improvements in proper working order.
g.	Premises shall be compliant with Americans with Disability Act (ADA) as of the date Landlord delivers the Premises to Tenant.

8.           PARKING Tenant shall have the use of fifteen (15) covered reserved parking spaces for the Lease Term, including the Extension Term, at no charge.  The location of such spaces shall be determined, or changed, by Landlord at Landlord’s sole discretion.

Tri Pointe - Scientific Learning Second Amendment

9.           RIGHT OF FIRST OFFER.  If at any time during the Lease Term or any extension thereof any space within 6375 E. Tanque Verde, excluding any vacancy existing as of the Effective Date becomes vacant (“Vacant Space”) and Landlord decides to release such Vacant Space, Landlord shall give Tenant notice (“First Notice”) of the business terms on which Landlord would be willing to lease such Vacant Space.  Tenant shall have ten (10) days following receipt of the First Notice to give Landlord notice of its intention to lease the Vacant Space on the business terms set forth in the First Notice.  The parties shall then negotiate in good faith to reach an agreement regarding the remaining terms and conditions of the lease and shall enter into a lease for the Vacant Space.  If Tenant fails to notify Landlord within the ten (10)  day period, Landlord shall be free to lease the Vacant Space to a third party without re-offering it to Tenant, provided such lease may not be on terms more favorable to the third party than those offered to Tenant in the First Notice.  In the event the Landlord is unable to lease the Vacant Space to a third party on the business terms provided in the First Notice, and Landlord desires to lease the Vacant Space to a third party on terms more favorable to the third party than those offered to Tenant, Landlord shall give Tenant notice (“Subsequent Notice”) of the proposed new business terms on which Landlord desires to lease the Vacant Space to a third party.  Tenant shall have five (5) days following receipt of a Subsequent Notice to give Landlord notice of its intention to lease the Vacant Space on the business terms contained in such Subsequent Notice.  If Tenant fails to notify Landlord within the five (5) day period, Landlord shall be free to lease the Vacant Space to a third party without re-offering it to Tenant.

10.         RELOCATION.  Article 55 of the Lease Relocation is hereby deleted in its entirety and shall be of no further force or effect.

11.         BROKERAGE.  Landlord and Tenant agree that Mark Irvin of Mark Irvin Commercial Real Estate Services, LLC (“Tenant’s Broker”) exclusively represents the Tenant in connection with this Second Amendment.  Upon full execution of this Second Amendment and satisfaction of all contingencies to this Second Amendment, Landlord agrees to pay a Tenant’s Broker a leasing commission in connection with this Second Amendment equal to two and one-half percent (2.5%) of the total Annual Base Rent payable by Tenant to Landlord during the Extension Term, as defined herein.

12.         CONFIDENTIALITY.  Tenant acknowledges that this Second Amendment is confidential and that Landlord shall suffer irreparable damage if the contents of this Second Amendment are discovered by the other tenants at Tri-Pointe Plaza, or any other third parties.  Therefore, Tenant agrees that neither it nor its employees, agents, representatives or attorneys, shall disclose, release or discuss the contents of this Second Amendment to or with any third party for any reason.  Tenant agrees to reimburse, indemnify, defend and hold Landlord harmless against any and all losses, claims, suits, damages and liabilities resulting from the breach of the foregoing agreement of Tenant contained in this Section 8.  In the event Tenant breaches its agreement under this Section 8 such breach shall constitute an event of default by Tenant under the Lease, without notice or opportunity to cure.  Notwithstanding the foregoing, Landlord acknowledges that Tenant may file this Second Amendment with the Securities and Exchange Commission as part of Tenant’s periodic filings as a material agreement of Tenant, and any such filing shall not be a breach by Tenant of this Section 12.

13.         EXISTENCE OF OFFSETS, CREDITS, CLAIMS, CAUSES OF ACTION OR EXPENSES.   Tenant hereby represents and warrants to Landlord that, to the best of Tenant’s knowledge, Landlord is not in default under the Lease and Tenant has no offsets or credits against rentals nor have any rentals been paid in advance.  Further, Tenant agrees that there are no existing claims or causes of action against Landlord arising out of the Lease, nor are there any existing defenses which Tenant has against the enforcement of the Lease by Landlord, in each case to the best of Tenant’s knowledge.

14.         NO WAIVER.  By entering into this Second Amendment, Landlord does not waive any existing default under the Lease or any default hereafter occurring, or become obligated to waive any condition or obligation in any agreement between or among the parties hereto.  Landlord hereby represents and warrants to Tenant that, to the best of Landlord’s knowledge, Tenant is not in default under the Lease.  Further, Landlord agrees that, to the best of Landlord’s knowledge, there are no existing claims or causes of action against Tenant arising out of the Lease, nor are there any existing defenses which Landlord has against the enforcement of the Lease by Tenant, in each case to the best of Landlord’s knowledge.

Tri Pointe - Scientific Learning Second Amendment

15.         BINDING EFFECT.  This Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, guarantors, executors, successors and assigns.

16.         MISCELLANEOUS:  All terms not specifically defined herein are as defined in the Lease.  Except as amended or modified by this Second Amendment, all terms and conditions of the Lease shall remain in full force and effect and Landlord and Tenant shall be bound thereby.  This Second Amendment may be executed in one or more counterparts, which counterparts shall together constitute an original document.  In the event of a conflict between the terms of this Second Amendment and the terms of the Lease, the terms of this Second Amendment shall prevail and be controlling.

17.         TIME:  Time is of the essence of this Second Amendment to the Lease.

18.         APPROVAL OF LANDLORD’S LENDER.  This Second Amendment is subject to and contingent upon the approval of the Landlord’s lender.  In the event the approval of Landlord’s lender to this Second Amendment is not obtained on terms satisfactory to Landlord by the date which is forty (40) days after the Effective Date (the “Deadline”), Tenant shall have the option to terminate this Second Amendment by providing Landlord with not less than three (3) days advanced written notice.  After the expiration of Tenant’s  three (3) day notice, this Second Amendment shall be null and void and of no further force and effect thereafter.  The Deadline may be extended by written agreement of Landlord and Tenant.

(Signatures on following page)

Tri Pointe - Scientific Learning Second Amendment

IN WITNESS WHEREOF, the Landlord and the Tenant have signed this Second Amendment to Lease to be executed and made effective as of the Effective Date.

TENANT:

SCIENTIFIC LEARNING CORPORATION,
a Delaware corporation

By	/s/ Andy Myers

Date Executed:	6-11-12

LANDLORD:

Tri Pointe Tucson, LLC, a California limited liability company

By:  West Valley Properties, Inc., a California corporation
Its:  Manager

By:	/s/ Jon Rayden

Title:	President

Date Executed:	6/18/12

By:  Guardian Equity Growth, LLC, a California limited liability company
Its:  Manager

By:	/s/ Jerry Moison

Title:	Manager

Date Executed:	6/18/12

Tri Pointe - Scientific Learning Second Amendment

EXHIBIT “A”

1) Erect demising wall to divide area into two (2) offices.
2) Provide additional glass wall system to complete office divisions.
3) Provide and install Building Standard interior door.
4) Professional clean, or replace as needed, existing interior carpeting.
5) Paint the interior of the Premises. Color to be determined by Tenant.
6) Deliver all existing improvements in proper working order.

Demo Wall

1 LEASE FLOOR PLAN

KLIMATIC ARCHITECTURE

PRELIMINARY NOT FOR CONSTRUCTION

TENANT IMPROVEMENT

Lease Floor Plan

L-101

Tri Pointe - Scientific Learning Second Amendment